Exhibit 10.26

March 25, 2004

SEPARATION AGREEMENT AND GENERAL RELEASE

1. Purpose of Agreement: The intent of this Separation Agreement and General Release (“Agreement”) is to amicably, mutually, and finally resolve and compromise all issues and claims surrounding the employment of MICHAEL J. BEBEL (“Michael Bebel”) with NAPSTER, LLC (“Napster”), as well as the termination of such employment.

2. Napster’s Consideration for Agreement: In exchange for the release and agreements described herein, Napster agrees as follows:

a) Michael Bebel will cease to represent Napster effective the date hereof, provided that Michael Bebel will continue to serve as a non-officer employee of Napster. While serving as a non-officer employee of Napster, Michael Bebel will (i) provide reasonable assistance to the Chief Executive Officer of Roxio and the President, Napster Division upon request by either such officer and (ii) make himself available by telephone to such officers at reasonable times and for reasonable periods to respond to inquiries and questions relating to his duties to date with Napster. Michael Bebel agrees to cooperate with all reasonable requests from Napster for information regarding his past and present duties. Michael Bebel’s employment with Napster will be terminated by mutual agreement effective March 31, 2004.

b) Michael Bebel will be paid a lump sum cash payment equal to $1,025,000 on the Effective Date. This lump sum payment is subject to normal withholdings in accordance with Napster’s payroll practices. From the date hereof through March 31, 2004, Michael Bebel will continue to receive his salary in effect as of the date hereof, during which period he will be eligible for all employee benefits applicable to him prior to the date hereof and applicable generally to employees. Napster’s continued payment of the foregoing compensation to him is given as consideration for this Agreement and would not be otherwise due.

c) Except for those obligations created by or arising out of this Agreement, and except as provided below, Napster, on behalf of itself and its direct and indirect parent entities and its and their respective subsidiaries and affiliates (collectively, the “Napster Releasors”) hereby acknowledges full and complete satisfaction of and releases and discharges, and covenants not to sue, Michael Bebel and his heirs, executors, administrators, spouse, successors and assigns (collectively, the “Bebel Released Parties”), from and with respect to any and all claims, agreements, obligations, losses, damages, injuries, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with Michael Bebel’s employment relationship with Napster or any of its predecessors, any actions during that employment relationship, or the termination of that employment relationship, or any other occurrences, actions, omissions or claims whatever, known or unknown, suspected or unsuspected, which the Napster Releasors now own or hold or have at any time heretofore owned or held as against Michael Bebel, provided, however, that such release of the Bebel Released Parties shall not extend to any claims, known or unknown, suspected or unsuspected, against the Bebel Released Parties which arise out of any fraudulent conduct, willful criminal misconduct or embezzlement by Michael Bebel as finally adjudged by a court of competent jurisdiction.

3. Michael Bebel’s Consideration for Agreement: In consideration for the payments and undertakings described above, except for those obligations created by or arising out of this Agreement and except as provided below, Michael Bebel, individually and on behalf of his representatives, successors, and assigns, completely releases and forever discharges Roxio, Inc., Napster, Sony Music Entertainment Inc., Universal Music Group, Inc., their respective shareholders, employees, agents, owners, officers and directors, board members, and all other representatives, subsidiaries, divisions, attorneys, successors, and assigns (collectively, the “Releasees”)

from any and all claims, obligations, and causes of action, known or unknown, which Michael Bebel may now have, or has ever had, against any of the Releasees, arising from or in any way connected with his employment relationship with Napster, any actions during that employment relationship, or the termination of that employment relationship (the “Release”). This Release covers all statutory, common law, constitutional and other claims, including but not limited to: “wrongful discharge” and “constructive discharge” claims; claims relating to any contracts of employment, express or implied; claims for defamation, misrepresentation, fraud, or breach of the covenant of good faith and fair dealing; tort claims of any nature, whether negligent or intentional; claims for attorney’s fees or costs; claims under federal, state or municipal statute or ordinance, including but not limited to claims under the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. Section 1981, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act, any section of California Labor Code or Civil Code, the California Constitution, the Federal Rehabilitation Act of 1973, the Family and Medical Leave Act, the California Family Rights Act, the Worker Adjustment and Retraining Notification Act, any similar New York laws and regulations and any other laws and regulations relating to employment, employment discrimination, and employment termination. Notwithstanding any provision to the contrary herein, the indemnity obligations under paragraph 9(b) of that certain employment agreement by and between Michael Bebel and Napster dated May 23, 2003 shall continue; provided, however, that such paragraph 9(b) shall be amended by adding the following words after the word “proceedings” in the fourth line thereof: “brought against Executive”. In addition, nothing herein shall constitute a waiver by Michael Bebel of any rights he may have against Universal Music Group, Inc. in connection with paragraph 17 of that certain first amendatory agreement between Michael Bebel, Universal Music Group, Inc. and Duet GP dated April 1, 2001.

4. Confidentiality of Agreement: Michael Bebel agrees that the existence, terms and conditions of this Agreement, including any and all references to any alleged underlying claims, are strictly confidential. He shall not disclose, discuss or reveal the existence or the terms of this Agreement to any persons, entities or organizations except to his spouse, attorney, financial advisor, or as required by court order.

5. Savings Clause: Should any of the provisions of this Agreement be determined to be invalid by a court or government agency of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of the other provisions herein. New York law shall govern the validity and interpretation of this Agreement.

6. Preparation of Agreement: Regardless of which party initially drafted this Agreement, it shall not be construed against any one party, and shall be construed and enforced as a mutually prepared Agreement.

7. Mandatory Arbitration Clause: Michael Bebel and Napster agree that any action to enforce the terms and conditions of this Agreement or for the breach of this Agreement, shall be referred to final and binding arbitration. Any arbitration proceeding will be governed by the rules, procedures, and protocols of the American Arbitration Association and by the Federal Arbitration Act. The parties hereto expressly waive their rights, if any, to have any such matters heard by a court or jury, or administrative agency whether federal or state.

8. Complete and Voluntary Agreement: This Agreement constitutes the entire understanding of the parties on the subjects covered. Michael Bebel expressly acknowledges and warrants that he has read and fully understands this Agreement; that he has had the opportunity to seek legal counsel of his own choosing and to have the terms of the Agreement fully explained to him; that Napster has advised him to consult with an attorney prior to signing this Agreement; that he is not executing this Agreement in reliance on any promises, representations or inducements other than those contained herein; and that he is executing this Agreement voluntarily, free of any duress or coercion.

9. Michael Bebel’s Understandings: Michael Bebel acknowledges and represents that:

(a). Napster has advised Michael Bebel to consult with an attorney prior to signing this Agreement.

(b). Michael Bebel has a period of forty-five (45) calendar days from the date on which he receives an unsigned copy of this Agreement in which to consider whether or not to sign this Agreement, and that, having been advised of that entitlement, he may elect to sign this Agreement at any time prior to the expiration of that time period.

(c). Michael Bebel may rescind within seven (7) calendar days of signing the Agreement the provisions of Section 3 of this Agreement with respect to claims arising under the Age Discrimination in Employment Act (“ADEA Rescission Period”). To be effective, rescission must be in writing, delivered to Napster, LLC, 455 El Camino Real, Santa Clara, CA, 95050 Attn: General Counsel within the applicable rescission period, or sent to Napster, at such address, by certified mail, return receipt requested, postmarked within the applicable rescission period.

10. Cancellation of Agreement By Napster: If Michael Bebel exercises his right of rescission under Section 9 (c) of this Agreement, Napster will have the right, exercisable by written notice delivered to Michael Bebel, to terminate this Agreement in its entirety, in which event Napster will have no obligation whatsoever to Michael Bebel hereunder. If Michael Bebel exercises his right of rescission under Section 9(c) of this Agreement, and Napster does not exercise its right to terminate this Agreement hereunder, the remaining provisions of this Agreement (including specifically the remaining provisions of Section 3 of this Agreement) shall remain valid and continue in full force and effect.

11. Non-Disparagement: Napster and Michael Bebel agree that neither party shall make any derogatory or disparaging remarks, statements or innuendoes about the other party, or any of their directors, officers, employees, products or services through any written or oral statements, gestures, or other forms of communication.

12. Waiver of Unknown Future Claims: Each party hereto has read Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HER SETTLEMENT WITH THE DEBTOR.

Each party hereto acknowledges that Section 1542 gives such party the right not to release existing claims of which such party is not now aware, unless such party voluntary chooses to waive this right. Having been so apprised, each party hereto nevertheless hereby voluntarily waives the rights described in Section 1542, and elects to assume all risks for claims that now exist in such party’s favor known or unknown, arising from the subject matter of this Agreement. Each party represents, on behalf of themselves and the applicable releasing parties, that none of the claims released herein have been assigned or otherwise transferred.

13. Effective Date: This Agreement is effective on the eighth day after it is executed by Michael Bebel.

Dated: 3/22/04	BY:	/s/ Michael J. Bebel
Michael J. Bebel

NAPSTER, LLC

Dated:	BY:	/s/ Wm. Christopher Gorog